Filed Pursuant to Rule 433

Registration No. 333-268499

November 21, 2022

TSX: EQX NYSE-A: EQX

NEWS RELEASE

Equinox Gold Announces At-the-Market Offering, Files Base Shelf Prospectus

November 21, 2022 – Vancouver, BC – Equinox Gold Corp. (TSX: EQX, NYSE American: EQX) (“Equinox Gold” or the “Company”) announces that it has entered into an equity distribution agreement dated November 21, 2022 (the “Equity Distribution Agreement”) providing for an at-the-market equity offering program (“ATM”) with BMO Capital Markets (“BMO”) and National Bank Financial (“NBF”), and their respective affiliates (collectively, the “Agents”).

The ATM will allow Equinox Gold, through the Agents, to offer and sell from time to time in Canada and the United States through the facilities of the Toronto Stock Exchange (“TSX”) and the NYSE American (“NYSE-A”) such number of common shares as would have an aggregate offering price of up to US$100 million. Sales of the common shares, if any, will be made in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distributions and an “at-the-market offering” as defined in Rule 415 under the United States Securities Act of 1933, as amended, including sales made by the Agents directly on the TSX, the NYSE-A or any other trading market for common shares in Canada or the United States or as otherwise agreed between the Agents and the Company. The common shares that may be issued by the Company under the ATM have been conditionally approved for listing on the TSX and have been approved for listing on the NYSE-A.

The ATM will be effective until December 21, 2024 unless terminated before such date by Equinox Gold or otherwise in accordance with the Equity Distribution Agreement. The timing and extent of the use of the ATM will be at the discretion of the Company. Accordingly, total gross proceeds from equity offerings under the ATM, if any, could be significantly less than US$100 million.

The Company intends to use any proceeds from the ATM to continue expanding production from its current asset base through exploration and development, for prospective mergers and acquisitions, and for general corporate and administrative expenses and general working capital purposes. Actual allocation of the proceeds may vary depending on the amount raised, the time periods during which the proceeds are raised and future developments in relation to the Company’s projects and unforeseen events.

Pursuant to an investor rights agreement (“Investor Rights Agreement”) dated April 11, 2019 between the Company and an affiliate of Mubadala Investment Company (“Mubadala”), Mubadala holds certain non-dilution rights that allow it to maintain its pro rata interest in the Company. Effective November 20, 2022, the Investor Rights Agreement has been amended to provide Mubadala with a biannual top-up right in connection with common shares issued by Company pursuant to any at-the-market distribution.

Equinox Gold has filed a registration statement including a base shelf prospectus (the “Base Shelf Prospectus”), and a shelf prospectus supplement (the “Prospectus Supplement”) for the ATM, with the U.S. Securities and Exchange Commission (the “SEC”). The Company has also filed the Base Shelf Prospectus and Prospectus Supplement related to the ATM with the securities commissions in each of the provinces and territories of Canada. Potential investors should read the Base Shelf Prospectus in that registration statement, the Prospectus Supplement, and other documents the Company has filed for more complete information about Equinox Gold and the ATM. Copies of the Base Shelf Prospectus and Prospectus Supplement can be downloaded for free on

Suite 1501 - 700 West Pender St., Vancouver, BC Canada V6C 1G8

ir@equinoxgold.com +1 604.558.0560 www.equinoxgold.com

Equinox Gold’s profile on EDGAR at www.sec.gov/edgar and on SEDAR at www.sedar.com. Potential investors can also request printed or electronic copies of the documents by contacting the Company’s Corporate Secretary by mail at Suite 1501—700 West Pender Street, Vancouver, BC, Canada, V6C 1G8, by email at info@equinoxgold.com or by phone at +1 604-558-0560, or by contacting BMO in Canada by email at torbramwarehouse@datagroup.ca or by phone at (905) 791-3151, ext. 4312, or in the US by email at bmoprospectus@bmo.com or by phone at (800) 414-3627, or NBF by email at gavin.brancato@nbc.ca or by phone at +1 416-869-7568.

The Base Shelf Prospectus allows the Company to make offerings of up to US$500 million of common shares, debt securities, subscription receipts, share purchase contracts, units, warrants (collectively the “Securities”), or any combination thereof, from time to time over a 25-month period in both the United States and Canada. The Securities may be offered in amounts, at prices and on terms to be determined at the time of sale and, subject to applicable regulations, may include ATMs, public offerings, or strategic investments. The specific terms of future offerings of Securities, if any such offerings occur, will be set forth in one or more shelf prospectus supplement(s) to be filed with applicable securities regulators.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such state or jurisdiction.

Equinox Gold Contacts

Greg Smith, President and Chief Executive Officer

Rhylin Bailie, Vice President, Investor Relations

Tel: +1 604-558-0560

Email: ir@equinoxgold.com

Cautionary Notes and Forward-Looking Statements

This news release contains certain forward-looking information and forward-looking statements within the meaning of applicable securities legislation and may include future-oriented financial information. Forward-looking statements and forward-looking information in this news release relate to, among other things: the aggregate value of common shares which may be issued pursuant to the ATM, the Company’s expected use of the net proceeds of the ATM, if any, the potential future offerings of Securities under the Base Shelf Prospectus or corresponding Registration Statement and any Prospectus Supplement; the strategic vision for the Company and expectations regarding exploration potential, production capabilities and future financial or operational performance; the Company’s production and cost expectations; and the potential for any future successful mergers or acquisitions. Forward-looking statements or information generally identified by the use of the words “will”, “continue”, and similar expressions and phrases or statements that certain actions, events or results “could”, “would” or “should”, or the negative connotation of such terms, are intended to identify forward-looking statements and information. Although the Company believes that the expectations reflected in such forward-looking statements and information are reasonable, undue reliance should not be placed on forward-looking statements since the Company can give no assurance that such expectations will prove to be correct. The Company has based these forward-looking statements and information on the Company’s current expectations and projections about future events and these assumptions include: prices for gold remaining as estimated; currency exchange rates remaining as estimated; availability of funds for the Company’s projects and future cash requirements; Equinox Gold’s ability to achieve the exploration, production, cost and development expectations for its operations and projects; prices for energy inputs, labour, materials, supplies and services; the availability of appropriate targets for potential mergers or acquisitions; no labour-related disruptions and no unplanned delays or interruptions in scheduled construction, development and production, including by blockade or industrial action; construction of Greenstone being completed and performed in accordance with current expectations; expansion projects at Los Filos, Castle Mountain and Aurizona being completed and performed in accordance with current expectations; all necessary permits, licenses and regulatory approvals are received in a timely manner; the Company’s ability to comply with environmental, health and safety laws and other regulatory requirements; and Mineral Reserve and Mineral Resource estimates and the assumptions on which they are based. While the Company considers these assumptions to be reasonable based on information currently available, they may prove to be incorrect. Accordingly, readers are cautioned not to put undue reliance on the forward-looking statements or information contained in this news release.

The Company cautions that forward-looking statements and information involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements and information contained in this news release and the Company has made assumptions and estimates based on or related to many of these factors. Such factors include, without limitation: fluctuations in gold prices; fluctuations in prices for energy inputs, labour, materials, supplies and services; fluctuations in currency markets; operational risks and hazards inherent with the business of mining (including environmental accidents and hazards, industrial accidents, equipment breakdown, unusual or unexpected geological or structural formations, cave-ins, flooding and severe weather); inadequate insurance, or inability to obtain insurance to cover these risks and hazards; employee relations; relationships with, and claims by, local communities and Indigenous populations; the effect of blockades and community issues on the Company’s production and cost estimates; the Company’s ability to maintain existing or obtain all necessary permits, licenses and regulatory approvals in a timely manner or at all; changes in laws, regulations and government practices, including environmental, export and import laws and regulations; legal restrictions relating to mining; risks relating to expropriation; increased competition in the mining industry; a successful relationship between the company and Orion Mine Finance Group; the failure by Pilar Gold, Bear Creek or Inca One to meet their respective payment commitments to the Company; and those factors identified in the section titled “Risks and Uncertainties” in the Company’s MD&A dated March 23, 2022 for the year ended December 31, 2021, in the Company’s MD&A dated November 2, 2022 for the three and nine months ended September 30, 2022, and in the section titled “Risks Related to the Business” in the Company’s Annual Information Form dated March 24, 2022, all of which are available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar. Forward-looking statements and information are designed to help readers understand management’s views as of that time with respect to future events and speak only as of the date they are made. Except as required by applicable law, the Company assumes no obligation to publicly announce the results of any change to any forward-looking statement or information contained or incorporated by reference to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements and information. If the Company updates any one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements. All forward-looking statements and information contained in this news release are expressly qualified in their entirety by this cautionary statement.